                                                                     Exhibit 2.2










                            STOCK PURCHASE AGREEMENT


                                     BETWEEN

                            ALLIANT TECHSYSTEMS INC.

                                       AND

                     ATK COMMERCIAL AMMUNITION COMPANY INC.

                                       AND

                             MEADE INSTRUMENTS CORP.

                                       AND

                               MTSC HOLDINGS, INC.





                                      DATED

                               SEPTEMBER 14, 2002

                            STOCK PURCHASE AGREEMENT


         This STOCK PURCHASE AGREEMENT (this "AGREEMENT"), dated as of September 14, 2002, is made and entered into by and between Alliant Techsystems Inc., a Delaware corporation ("SELLER PARENT"), and ATK Commercial Ammunition Company Inc., a Delaware corporation and an indirect wholly owned subsidiary of Seller Parent ("SELLER"), on the one hand, and Meade Instruments Corp., a Delaware corporation ("BUYER PARENT"), and MTSC Holdings, Inc., a California corporation and a wholly owned subsidiary of Buyer Parent ("BUYER"), on the other.

         WHEREAS, Seller, through its wholly owned subsidiary Simmons Outdoor Corporation, a Delaware corporation ("Simmons"), is engaged in the manufacture, marketing, sale, distribution and servicing of sports optics under such brand names as Weaver, Simmons, and Redfield (the "BUSINESS");

         WHEREAS, Seller desires to sell, transfer and assign to Buyer, and the Buyer desires to purchase and acquire from Seller, on the terms and subject to the conditions set forth in this Agreement, all of the issued and outstanding shares of capital stock of Simmons;

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements and the conditions set forth in this Agreement, the parties agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

In addition to terms that may be defined elsewhere herein, the following terms shall have the respective meanings set forth below:

1.1 "Action" means any action, claim, arbitration, demand, proceeding, grievance, subpoena, inquiry, audit, hearing, investigation, litigation or suit, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or private arbitrator or mediator.

1.2 "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, Buyer or Seller.

1.3 "Affiliated Group" means any affiliated group within the meaning of Internal Revenue Code ss. 1504(a) or any similar group defined under a similar provision of any state, local or foreign law.

1.4 "Business" means the business of manufacturing, marketing, selling, distributing and servicing sports optics under such brand names as Weaver, Simmons, and Redfield and such other business as conducted by Simmons immediately prior to the Closing Date (as defined below).

1.5 "Business Assets" means all properties, assets and rights of Simmons of every kind and nature, tangible and intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise existing as of the Closing Date.

1.6 "Business Shares" means all of the issued and outstanding shares of capital stock of Simmons.

1.7 "Buyer" means MTSC Holdings, Inc., a California corporation and wholly owned subsidiary of Meade Instruments Corp., together with its successors and permitted assigns.

1.8      "Buyer Parent" means Meade Instruments Corp., a Delaware corporation.

1.9      "Claim" means any legal claim, legal demand or Action.

1.10 "Closing Date" means the date on which all of the transactions contemplated by this Agreement shall have taken place, as described in section 2.4 of this Agreement.

1.11 "Closing Date Balance Sheet" means the audited balance sheet of Simmons dated as of the Closing Date prepared in accordance with GAAP (as defined below).

1.12 "Closing Date Net Working Capital Value" means the value of the net working capital (inventory and accounts receivable less accounts payable and other current liabilities) of the Business Assets as of the Closing Date as reflected on the Closing Date Balance Sheet determined in accordance with GAAP.

1.13 "Code" means the Internal Revenue Code of 1986, as amended, including without limitation, any successor revenue code of the United States federal government, together with the rules and regulations promulgated thereunder.

1.14 "Employee" means any current or former or retired employee, consultant, or director of Simmons.

1.15 "Employee Plan" means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, retirement pay or benefits, pension, deferred compensation, performance or incentive awards, profit sharing, bonus, stock or stock-related awards (including, without limitation, stock options and stock purchase arrangements), welfare benefits or fringe benefits or perquisites (including, without limitation, relating to any airplanes, automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance), or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which either
         (1) is or has been maintained, contributed to, or required to be contributed to, by Simmons, or (2) with respect to which Simmons has or may have any liability or obligation.

1.16 "Employment Agreement" means each management, employment, severance, consulting, retainer, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding relating to employment or compensation entered into by Simmons or with respect to which Simmons has or may have any liability or obligation.

1.17 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, including without limitation, any successor employee retirement income security law of the United States federal government, together with the rules and regulations promulgated thereunder.

1.18 "ERISA Affiliate" means (1) any corporation which is a member of a controlled group of corporations, within the meaning of Section 414(b) of the Code and the regulations issued thereunder of which Seller, Seller Parent or any subsidiary of Seller or Seller Parent (including, without limitation, Simmons) is a member, (2) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code and the regulations issued thereunder of which Seller, Seller Parent or any subsidiary of Seller or Seller Parent (including, without limitation, Simmons) is a member, (3) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code and the regulations issued thereunder of which Seller, Seller Parent, any subsidiary of Seller or Seller Parent (including, without limitation, Simmons), or any corporation identified in clause (1) or any trade or business described in clause (2) is a member (in each case, a former ERISA Affiliate of Seller, Seller Parent or any subsidiary of Seller or Seller Parent (including, without limitation, Simmons) shall continue to be considered an ERISA Affiliate with respect to any period such entity was an ERISA Affiliate of Seller, Seller Parent or any subsidiary of Seller or Seller Parent (including, without limitation, Simmons) with respect to liabilities arising after such period for which Seller, Seller Parent or any subsidiary of Seller or Seller Parent (including, without limitation, Simmons) could be liable under the Code or ERISA).

1.19 "Environmental Law" means any Law or order relating to pollution, contamination or protection of the Environment, including, without limitation, the following statutes and all rules and regulations relating thereto, all as amended from time to time: the Comprehensive Environmental Response, Compensation and Liability Act as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Sections 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq., the Clean Air Act, 42 U.S.C. Sections 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136 et seq. and similar state laws.

1.20 "Environmental Permit" means any permit, license, certificate of compliance, approval or other authorization required under applicable Environmental Laws to conduct the Business and own or operate the Business Assets, including, without limitation the Real Property.

1.21 "GAAP" means generally accepted accounting principles in the United States, applied on a basis consistent with Seller's past policies, principles and practices, provided that such past policies, principles and practices are in accordance with generally accepted accounting principles.

1.22 "Governmental Body" means any government or agency, administration, department, commission, board, bureau or instrumentality or any body thereof.

1.23 "Governmental License" means any permission, license, permit, consent, registration, exemption, approval, authorization or qualification formally issued in writing by a Governmental Body.

1.24 "Hazardous Materials" means (A) any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or regulated or governed by any current Environmental Law, including without limitation any pollutant, contaminant, chemical, waste, material or substance that could reasonably be expected to subject Seller or Simmons to any imposition of costs or liability under any current Environmental Law, and (B) urea-formaldehyde, polychlorinated biphenyls, asbestos or asbestos-containing materials, petroleum and petroleum products.

1.25 "Initial Balance Sheet" means the balance sheet of Simmons as of March 31, 2002 prepared in accordance with GAAP as set forth on Schedule 2.3(a).

1.26 "Initial Net Working Capital Value" means the value of the net working capital (inventory and accounts receivable less accounts payable and other current liabilities) of the Business Assets as of March 31, 2002 as reflected on the Initial Balance Sheet.

1.27 "Intellectual Property" means all of the following, each as defined herein: the Patents, Trademarks and Know How.

1.28 "Know-How" means all of the following to the extent they are used or held by the Business: (1) quality assurance information, (2) design documents, (3) specifications and performance criteria, (4) operating instructions and maintenance manuals, (5) prototypes, models or samples and (6) files relating to applications for Intellectual Property.

1.29 "Knowledge of Seller" means knowledge of a particular fact or other matter if (a) any individual who is serving as an officer of Seller or key employee of Simmons ("Key Employee") as identified on Schedule 1.29 hereof is, or at any time was, actually aware of such fact or other matter, or (b) such officer should be aware of such fact or other matter in the course of conducting a reasonably diligent investigation concerning the existence of such fact or other matter.

1.30 "Laws" means all applicable domestic and foreign laws (whether statutory, common law, or otherwise), rules, regulations, orders, ordinances, judgments, decrees, writs and injunctions of all Governmental Bodies.

1.31 "Liabilities" means any and all Claims, causes of action, assessments, losses, damages (compensatory, punitive or other), liabilities, obligations, reimbursements, costs and expenses of any kind or nature, actual, contingent, present or future, including, without limitation, where applicable, interest, penalties and reasonable attorneys' and experts' fees and expenses.

1.32 "Liens" means any lien, pledge, mortgage, security interest, charge, voting trust, restriction on transfer, or other encumbrance.

1.33 "Material Adverse Effect" means any circumstance, change or effect that is materially adverse to the business, assets, financial condition, business prospects or results of operations of the Business taken as a whole, but excluding the effects of changes that are generally applicable to the industries and markets in which the Business operates, changes in the United States or world financial markets or general economic conditions, or effects arising out of this Agreement or the transactions contemplated by this Agreement or a public announcement related to this Agreement.

1.34 "Patents and Trademarks" means the patents and trademarks owned by Simmons, together with all registrations or applications for registration of any of the foregoing, set forth on Schedule 3.12.

1.35     "Permitted Liens" means:

         (a) Liens arising by operation of law, such as mechanic's, materialman's, landlord's, warehouseman's and carrier's liens and other similar laws, securing obligations incurred in the ordinary course of business which are not past due in accordance with their terms or which are being contested in good faith by appropriate proceedings and which do not preclude delivery of the Purchased Assets to Buyer;

         (b) Liens for current taxes, assessments or governmental charges or levies not yet due or payable; and

         (c) Liens or security interests that attach to any property by operation of contractual obligation or law as a result of a progress payment clause having been included in any contract.

1.36 "Person" means any individual, corporation, Governmental Body, association, partnership, limited liability company, or other entity.

1.37 "Purchase Price Adjustment" means the increase or decrease in the Purchase Price (defined below) as set forth in Section 2.3(b) of this Agreement.

1.38 "Real Property Lease" means that certain Lease Agreement, entered into on March 26, 1992, between Realty Four and Simmons, together with all addendums, modifications and amendments thereto.

1.39 "Related Agreements" means the Trademark License (Exhibit A), the Transition Services Agreement (Exhibit B) and the Supply Agreement (Exhibit C). The Related Agreements are a part of this Agreement.

1.40 "Seller" means ATK Commercial Ammunition Company Inc., a Delaware corporation, together with its successors and permitted assigns.

1.41     "Seller Parent" means Alliant Techsystems Inc., a Delaware corporation.

1.42     "Simmons" means Simmons Outdoor Corporation, a Delaware corporation.

1.43 "Supply Agreement means that certain supply agreement between Buyer and Seller pursuant to which Seller will agree to supply Buyer or its Affiliates, and Buyer will agree to purchase from Seller or its Affiliates, "Simmons," "Weaver" and "Redfield" rings, mounting systems and bases, substantially in the form attached as Exhibit C.

1.44 "Taxes," except as otherwise limited herein, means the United States, state, local, provincial and foreign income, payroll, withholding, excise, value added, social security, sales, use, real and personal property, occupancy, business and occupation, mercantile, capital stock, franchise, profits, gross receipts, transfer, employment, wage, severance, real estate, stamp, alternative or add-on minimum, environmental, license, capital, intangible, services, premium, ad valorem, windfall profits, import, custom, and any other taxes, fees, duties, assessments or governmental charges of any kind whatsoever (including interest, other additions to Taxes and penalties thereon and including estimated taxes thereof).

1.45 "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.46 "Trademark License" means the license of certain trademarks from Simmons to Seller and Seller's Affiliates relating to the rings, mounting systems, bases, lens caps, polar caps, targets, and certain ammunition manufactured and sold under the "Simmons," "Weaver", "Redfield" and "Grand Slam" brand names, substantially in the form attached as Exhibit A.

1.47 "Transition Services Agreement" means the transition services agreement described in Section 6.1 of this Agreement, substantially in the form attached as Exhibit B.

1.48     "$" means U.S. Dollar.


                                   ARTICLE II
                    SALE OF SHARES; PURCHASE PRICE PROVISIONS

2.1      PURCHASE AND SALE OF BUSINESS SHARES.
         -------------------------------------

         On the terms and subject to the conditions of this Agreement, Seller shall sell, transfer and assign to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller's right, title and interest in and to the Business Shares.

2.2      PURCHASE PRICE; MANNER OF PAYMENT.
         ----------------------------------

         As consideration for the Buyer's purchase of the Business Shares, on the Closing Date, Buyer shall pay to Seller the sum of $18,000,000.00 (the "PURCHASE PRICE"), by wire transfer in immediately available funds to an account designated by Seller. The Purchase Price shall be adjusted in accordance with Section 2.3 of this Agreement.

2.3      PURCHASE PRICE ADJUSTMENT.
         --------------------------

         (a) Schedule 2.3(a) sets forth the Initial Balance Sheet, including the Initial Net Working Capital Value calculated in the manner described therein. As soon as practicable (but in any event within sixty (60) days after the Closing Date), Seller shall prepare or cause to be prepared and shall deliver to Buyer the Closing Date Balance Sheet. The Closing Date Balance Sheet shall set forth the Closing Date Net Working Capital Value calculated in the same manner as was the Initial Net Working Capital Value.

         (b) If the Closing Date Net Working Capital Value exceeds the Initial Net Working Capital Value, then the Purchase Price shall be increased by an amount equal to the excess of the Closing Date Net Working Capital Value over the Initial Net Working Capital Value. If the Closing Date Net Working Capital Value is less than the Initial Net Working Capital Value, then the Purchase Price shall be decreased by an amount equal to the excess of the Initial Net Working Capital Value over the Closing Date Net Working Capital Value.

         (c) If Buyer disagrees with Seller's determination of the Closing Date Net Working Capital Value, then Buyer shall notify Seller in writing of such disagreement within fifteen (15) business days after Buyer receives the Closing Date Balance Sheet (the "OBJECTION PERIOD"), setting forth in such notice in reasonable detail the reasons for such disagreement and

                  Buyer's calculation of the Closing Date Net Working Capital Value. If Buyer fails to provide such written notice within the Objection Period, then the determination of the Closing Date Net Working Capital Value as set forth in the Closing Date Balance Sheet will be final and binding. If Seller timely receives such written notice, Buyer and Seller will attempt in good faith to reach an agreement as to the matters in dispute. If Buyer and Seller, notwithstanding such good faith effort, fail to resolve all matters in dispute within ten (10) business days thereafter, then Seller and Buyer agree to jointly retain a nationally recognized accounting firm which is independent of, and is not auditing the books and records of, either of Seller or any of its Affiliates or Buyer or any of its Affiliates (the "ACCOUNTING FIRM") to arbitrate the dispute and render a decision regarding the Closing Date Net Book Value within thirty (30) days of such retention, which decision shall be final and binding. The Accounting Firm shall conduct such arbitration by reviewing the Closing Date Balance Sheet with the understanding that such Closing Date Balance Sheet was prepared in accordance with GAAP. The Accounting Firm's work shall be limited to resolving the matters that Buyer raised in its notice of objection, and the Accounting Firm's decision on such matter shall be final and binding and not reviewable for error of any kind. Seller and Buyer shall each bear their own costs and expenses of any such arbitration and shall share equally the fees and expenses of the Accounting Firm.

         (d) Notwithstanding anything to the contrary in this Section 2.3, Buyer acknowledges and agrees as to Seller's inventory valuation and accounting methodologies used in connection with the preparation of the Initial Balance Sheet. Neither the valuation method nor the accounting therefore in the Seller's books and records shall provide the basis of a valid objection by Buyer to the Closing Date Net Working Capital Value. Any purchase price adjustments related to Simmons inventory will arise solely from issues not related to the inventory valuation and accounting methodologies used to account for such inventory.

         (e)      In connection with any Purchase Price Adjustment:

                  (i) in the event the Purchase Price is increased, Buyer shall, within five (5) days after the later of the expiration of the Objection Period or the date on which any dispute regarding the Closing Date Net Working Capital Value as provided in Section 2.3(b) is finally resolved, pay to Seller by wire transfer in immediately available funds an amount equal to the Purchase Price Adjustment; or

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

                  (ii) in the event the Purchase Price is decreased, Seller shall, within five (5) days after the later of the expiration of the Objection Period or the date on which any dispute regarding the Closing Date Net Working Capital Value as provided in Section 2.3(b) is finally resolved, pay to Buyer, by wire transfer in immediately available funds, an amount equal to the Purchase Price Adjustment.

                  (iii) Any amounts paid pursuant to this section shall include interest (calculated based on the actual number of days elapsed in a year consisting of 365 days) from the sixtieth (60th) day following the Closing Date to the date of such payment at 4.75% per annum.

2.4      CLOSING.
         --------

         The closing of the transactions contemplated under this Agreement (the "Closing") shall take place at the offices of Seller in Edina, Minnesota, at a time to be agreed upon between Buyer and Seller (the "Closing Date"), or such other time, date and place as the parties may agree in writing, provided that all conditions to the Closing have been satisfied or waived in writing. On the Closing Date, Seller shall execute and deliver to Buyer, and the Buyer shall execute and deliver to the Seller, the documents identified in Sections 8.8 and 9.5. The Closing shall be effective at 5:00 p.m. Eastern time on the Closing Date.


                                   ARTICLE III
                     SELLER'S REPRESENTATIONS AND WARRANTIES

As of the date of this Agreement, Seller and Seller Parent represent and warrant to and agree with Buyer as follows:

3.1      EXISTENCE, POWER, AUTHORIZATION AND QUALIFICATIONS OF SELLER AND SELLER
         -----------------------------------------------------------------------
         PARENT.
         -------

         Seller, Seller Parent and Simmons are each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and each has the requisite corporate power and authority to execute, deliver and perform this Agreement and the Related Agreements, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in every jurisdiction in which the business of each requires it to be so qualified. The execution, delivery and performance by Seller and Seller Parent of this Agreement and the Related Agreements have been duly authorized by all necessary corporate action of Seller and Seller Parent, and this Agreement has been, and the Related Agreements will be, duly executed and delivered by Seller and Seller Parent and constitute or will constitute valid and legally binding obligations of Seller and Seller Parent enforceable against it in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally, and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or law), including without limitation, possible unavailability of specific performance, injunctive relief, or other equitable remedies.

3.2      CAPITALIZATION.

         (a) The authorized capital stock of Simmons consists solely of the Business Shares, which are comprised solely of 1,000 shares of common stock, par value $.01 per share, of which 1,000 shares are issued and outstanding.

         (b) Seller is the sole stockholder of Simmons. All of the Business Shares are duly authorized, validly issued, fully paid, nonassessable and are free of preemptive rights or any other third party rights. All of the Business Shares have been offered, sold and delivered by the issuer thereof in compliance with applicable securities and corporate laws. None of the Business Shares have been issued in violation of any preemptive rights, rights of first refusal or similar rights.

         (c) There are no options, warrants, calls, subscriptions, convertible securities, rights (including preemptive rights), commitments or agreements of any character to which Simmons is a party or by which Simmons is bound obligating Simmons to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any shares of its capital stock or obligating Simmons to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Simmons. Except as contemplated by this Agreement, there are no registration rights agreements, voting trusts, proxies or other agreements or understandings to which Simmons is a party or by which Simmons is bound with respect to any equity security of any class of Simmons. The share register of Simmons is current, complete and correct in all material respects.

3.3      NON-CONTRAVENTION.
         ------------------

         Neither the execution and delivery by Seller and Seller Parent of this Agreement, the Related Agreements and any other documents and agreements contemplated by this Agreement, nor the consummation by Seller and Simmons of the transactions contemplated by this Agreement, will violate any provision of the certificate of incorporation and bylaws of Seller or Simmons, or will violate any material Law, judgment, decree, order, award, citation, policy, standard, official interpretation, writ, injunction, regulation or rule of any court or other Governmental Body.

3.4      GOVERNMENTAL BODIES; CONSENTS.
         ------------------------------

         Neither Seller, Seller Parent nor Simmons is required to submit any notice, report or other filing with any Governmental Body in connection with its execution or delivery of this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby or thereby. Except for the consents set forth in Schedule 3.4 (collectively, the "REQUIRED SELLER CONSENTS"), neither Seller, Seller

         Parent nor Simmons is required to obtain any consent, approval, authorization, waiver, permit, grant, license, franchise, concession, agreement, license or exemption (each, a "CONSENT") of any Governmental Body or any Consent of any other party or person in connection with its execution, delivery and performance of this Agreement or the Related Agreements or the transactions contemplated hereby and thereby.

3.5      FINANCIAL STATEMENTS.
         ---------------------

         (a) Seller has delivered to Buyer the unaudited consolidated financial statements of the Business as of and for the periods ended December 31, 2001 and 2000, and March 31, 2002 (the "UNAUDITED BUSINESS FINANCIAL STATEMENTS"), including a balance sheet, statements of income and a statement of cash flows.

         (b) The Unaudited Business Financial Statements are based upon the information contained in the books and records of Seller and Simmons and fairly present the financial condition of the Business in accordance with GAAP as of the dates thereof and results of operations for the periods referred to therein with the exception of allocations from Simmons' parent corporation for certain administrative services performed centrally such as human resources, accounting, and information services and to the extent that the Unaudited Business Financial Statements have been modified to reflect inventory valuations. The Unaudited Business Financial Statements have been prepared in accordance with GAAP applicable to unaudited interim financial statements (and thus may not contain all notes and may not contain prior period comparative data which are required to be prepared in accordance with GAAP), and reflect all adjustments necessary to a fair statement of the results for the period(s) presented (except for normally recurring year-end adjustments).

3.6      ABSENCE OF UNDISCLOSED LIABILITIES.
         -----------------------------------

         There are no material liabilities or obligations of a nature required by GAAP to be reflected on the Unaudited Business Financial Statements or in the Knowledge of Seller (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, and regardless of when asserted) through the date hereof, except (a) as reflected or reserved against in the Unaudited Business Financial Statements, (b) current liabilities which have arisen after March 31, 2002 in the ordinary course of business consistent with past practice, or (c) as otherwise set forth in Schedule 3.6.

3.7      ABSENCE OF CERTAIN DEVELOPMENTS.
         --------------------------------

         Except as set forth in Schedule 3.7, and except for the solicitation and negotiation of a transaction to dispose of the Business and the transactions contemplated by this Agreement, since March 31, 2002 through the date hereof, Simmons has conducted the Business only in the ordinary course of business consistent with past practice and have not, on behalf of, in connection with or relating to the Business or the Business Assets:

                  (a) suffered or otherwise incurred or experienced any Material Adverse Effect;

                  (b) sold, leased, transferred or assigned any material assets, tangible or intangible, outside the ordinary course of business;

                  (c) entered into any material agreement, contract, lease or license outside the ordinary course of business;

                  (d) suffered any theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance, that would have, individually or in the aggregate, a Material Adverse Effect;

                  (e) made any material capital expenditure or commitment outside the ordinary course of business;

                  (f) entered into or modified any employment, severance or similar agreements or arrangements with or granted any bonuses, salary or benefits increases, severance or termination pay to any Key Employee outside the ordinary course of business consistent with past practice;

                  (g) adopted or amended any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees, officer, director or affiliate;

                  (h) made any change in accounting principles or practices from those utilized in the preparation of the Unaudited Business Financial Statements;

                  (i) sold, pledged, encumbered or otherwise burdened the Business Shares;

                  (j) taken any action or entered into any agreement not described in subsections (a) through (i) above that is material to the Business or Simmons; or

                  (k) agreed or committed, whether orally or in writing, to do any of the foregoing.

3.8      REAL PROPERTY.
         --------------

         The real property described in the Real Property Lease, including all buildings, structures, improvements, fixtures, systems and equipment thereon and attached or appurtenant thereto, together with all rights and easements appurtenant to and benefiting such real property (the "REAL PROPERTY"), constitutes all of the real property used by Seller (in connection with the Business) or by Simmons. Seller has delivered to Buyer a complete and accurate copy of the Real Property Lease, which lease has not been modified in any respect, except to the extent that such modifications are disclosed by the copy delivered to Buyer. Except as set forth in Schedule 3.8, with respect to the Real Property Lease:

         (a) Simmons is the owner or holder of the leasehold estate or interest in the Real Property that is the subject of the Real Property Lease, free and clear of all Liens (other than Permitted Liens);

         (b) the Real Property Lease is legal, valid, binding, enforceable, and in full force and effect in all material respects, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors rights generally;

         (c) the Real Property Lease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors rights generally;

         (d) no party to the Real Property Lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

         (e) there are no disputes, oral agreements, or forbearance programs in effect as to the Real Property Lease; (f) neither Seller nor Simmons has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold;

         (g) all facilities leased thereunder have received all material approvals of Governmental Bodies (including licenses and permits) required in connection with the operation thereof as currently used and have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations;

         (h) all facilities leased thereunder are supplied with utilities and other services necessary in all material respects for the operation of such facilities as currently used; and

         (i) neither Seller nor Simmons has received any notice from any Governmental Body that such parcel is in violation of the provisions of any legal requirement, including, without limitation, any zoning, subdivision, environmental protection, building, fire or health laws, rules or regulations.

3.9      ASSETS.
         -------

         (a) Except as set forth in Schedule 3.9(a), Simmons has good and marketable title to, or a valid leasehold interest in, all of the material tangible Business Assets, free and clear of all Liens (other than Permitted Liens), except for assets and properties disposed of in the ordinary course of business.

         (b) The Business Assets comprise all assets required for the continued conduct of the Business as it is now being conducted by Seller and Simmons.

         (c) The Business Assets are in all material respects adequate for the purposes for which such assets are currently used or are held for use. The Business Assets are in reasonably good repair and operating condition (subject to normal wear and tear) and there are no defects, facts or conditions affecting the Business Assets which could, individually or in the aggregate, interfere in any respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use except, in each case, as would not have, individually or in the aggregate, a Material Adverse Effect.

3.10     ACCOUNTS RECEIVABLE.
         --------------------

         The accounts and notes receivable of Simmons (including, without limitation, the accounts receivable reflected on the Unaudited Business Financial Statements which have not been collected prior to the Closing
         Date) are valid receivables, are not subject to valid counterclaims or setoffs (except for counterclaims or setoffs arising in the ordinary course of business) and are collectible in accordance with their terms, except (a) as otherwise described in Schedule 3.10, and (b) to the extent of the bad debt reserve reflected on the Unaudited Business Financial Statements.

3.11     INVENTORY.
         ----------

         Subject to Section 2.3(d), all inventories of supplies, raw materials, parts, finished goods, work-in-process, product prototypes and developments, product labels, packaging materials and office and other supplies of Simmons (the "INVENTORY") are of good and usable and, with respect to finished products, saleable quality, except as set forth in
         Schedule 3.11.

3.12     INTELLECTUAL PROPERTY.
         ----------------------

         (a) Schedule 3.12(a) sets forth a correct and complete list and summary description of all Patents and Trademarks.

         (b) Except as set forth in Schedule 3.12(b), Simmons is the owner of all right, title and interest in and to such Patents and Trademarks, free and clear of all Liens except Permitted Liens, and has the right to use such Patents and Trademarks without payment to any third-party.

         (c) Except as set forth in Schedule 3.12(c), the Intellectual Property comprise all intellectual property owned or used or held for use by Simmons in connection with, and constitute all intellectual property necessary for the conduct of, the Business as presently conducted.

         (d) Except as set forth in Schedule 3.12(d): (i) all patents and registrations identified in Schedule 3.12(a) are in force;
                  (ii) Seller has the right to bring actions for infringement or unauthorized use of the Patents and Trademarks, and (iii) to the Knowledge of Seller, no other Person is infringing upon or has infringed upon the Intellectual Property at any time during the five (5) years preceding the date hereof.

         (e) Except as set forth in Schedule 3.12(e): (i) to the Knowledge of Seller during the five (5) years before the date hereof, no written or recorded claim has been made or asserted that alleges that the products associated with the Business or Intellectual Property infringe the intellectual property of another Person; (ii) no intellectual property-related litigation, arbitration or other proceeding is currently pending with respect to the Business or Intellectual Property; and (iii) to the Knowledge of Seller during the five (5) years before the date of this Agreement, no written or recorded claim has been made or asserted that challenges the validity or ownership of any Intellectual Property.

3.13     TAX MATTERS.
         ------------

         (a) Simmons has timely filed all material Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All material Taxes owed by Simmons (whether or not shown on any Tax Return) have been timely and properly paid or are included in accrued liabilities in full. Simmons is not currently the beneficiary of any extension of time within which to file any Tax Return. No material claim has ever been made in writing or otherwise by an authority in a jurisdiction where Simmons does not file Tax Returns that Simmons is or may be subject to taxation by that jurisdiction which claim has not been resolved in full. There are no material Liens on any of the Business Assets that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Liens.

         (b) Simmons has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

         (c) No Governmental Body has threatened in writing or otherwise an assessment of any additional material Taxes owed by Simmons for any period for which Tax Returns have been filed. There is no dispute or claim concerning any material Tax liability of Simmons either claimed or raised by any Governmental Body in writing or as to which Seller has Knowledge. Schedule 3.13(c) lists all federal, state, local, and foreign income and franchise Tax Returns filed with respect to Simmons and its business or property for the most recent taxable period ended on or before December 31, 2001, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns for the preceding three taxable years.

         (d) Except as set forth in Schedule 3.13(d), Simmons has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

         (e) Simmons has not filed a consent under Codess. 341(f) concerning collapsible corporations. Simmons has not made any payments, is not obligated to make any payments, nor is it a party to any agreement that would obligate it to make any payments that will not be deductible under Codess. 280G as a result of any of the transactions contemplated by this Agreement. Seller is a U.S. person within the meaning of
                  Section 7701(a)(30) of the Code. Simmons has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Codess. 6662. Simmons is not a party to any Tax allocation or sharing agreement. Except as disclosed on Schedule 3.13(d), Simmons has not been a member of an Affiliated Group filing a consolidated federal income Tax Return other than a group the common parent of which is Seller's ultimate parent.

         (f) The unpaid Taxes of Simmons did not, as of the date of the Unaudited Business Financial Statements, exceed the reserve for Tax Liability, if any, (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Unaudited Business Financial Statements (rather than in any notes thereto).

         (g) Simmons will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Codess. 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) "closing agreement" as described in Codess. 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.


         (h) The Affiliated Group in which Simmons is currently included has timely filed all material income Tax Returns that it was required to file for each taxable period during which Simmons was a member of the group. All such Tax Returns were correct and complete in all material respects. All material income Taxes owed by the Affiliated Group in which Simmons is currently included (whether or not shown on any Tax Return) have been timely and properly paid for each taxable period during which Simmons was a member of the group.

         (i) No Governmental Body has threatened in writing, or otherwise, an assessment of any additional material income Taxes against the Affiliated Group in which Simmons is currently included for any taxable period during which Simmons was a member of the group. There is no dispute or claim concerning any material income tax liability of the Affiliated Group in which Simmons is currently included for any taxable period during which Simmons was a member of the group either claimed or raised by any Governmental Body in writing. Except as set forth in Schedule 3.13(d), the Affiliated Group in which Simmons is currently included has not waived any statute of limitations in respect of any income Taxes or agreed to any extension of time with respect to any income tax assessment or deficiency for any taxable period during which Simmons was a member of the group.

         (j) Simmons has not been a party to any transaction that was intended to qualify under Section 355 of the Code within the two-year period prior to the Closing Date.

3.14     LITIGATION; ORDERS.
         -------------------

         (a) Except as set forth in Schedule 3.14(a) (which also identifies the parties to and briefly describes the basis for each pending or threatened Action), there is no pending or, to the Knowledge of Seller, threatened Action that relates to or that may affect in any manner the Business or the Business Assets; and there is no pending or, to the Knowledge of Seller, threatened Action that challenges or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement or the Related Agreements. Seller has made available to Buyer copies of all pleadings, correspondence and other documents and materials relating to each Action described in
                  Schedule 3.14(a), and no Action listed or required to be listed therein could have a Material Adverse Effect.

         (b) No order or agreement related to litigation or the settlement thereof is in effect that relates to or that may affect in any material manner the Business or any of the Business Assets.

3.15     PRODUCTS.
         ---------

         Seller has made available to Buyer access to copies of the standard terms and conditions of sale for each of the products or services of the Business (containing applicable guaranty, warranty and indemnity provisions). Except as set forth in Schedule 3.15: (a) no product manufactured, sold, leased or delivered by, or service rendered by or on behalf of, Simmons in connection with the Business is subject to any guaranty, warranty or other indemnity, express or implied, beyond such standard terms and conditions; and (b) each product manufactured, sold, leased or delivered by, or service rendered by or on behalf of, Simmons in connection with the Business has been in conformity with all applicable contractual commitments and all express and implied warranties.

3.16     INSURANCE.
         ----------

         Seller and Simmons maintain policies of fire and casualty, liability and other forms of insurance with respect to the Business and the Business Assets in such amounts, with such deductibles and against such risks and losses as are, in the judgment of Seller and Simmons, reasonable for the Business and the Business Assets. The material insurance policies maintained by Seller and Simmons with respect to the Business and the Business Assets are set forth in Schedule 3.16. All such policies are in full force and effect, no invoiced premiums are overdue for payment (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any periods ending prior to the Closing Date, all of which are to be paid by Seller), and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

3.17     CONTRACTS AND COMMITMENTS.
         --------------------------

         (a) Schedule 3.17(a) lists the following agreements to which Simmons is a party (collectively, the "Business Contracts"):

                  (i) any agreement for the lease of person property to or from any Person providing for lease payments in excess of $50,000 per year;

                  (ii) any agreement for the sale or purchase of raw materials, commodities, supplies, products or other personal property or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $50,000;

                  (iii) any agreement concerning a partnership or joint venture;

                  (iv) any agreement under which Simmons has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a Lien on any of its net assets, tangible or intangible;

                  (v) any material agreement concerning confidentiality or noncompetition; (vi) any material agreement with Seller or Seller's Affiliates;

                  (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other material plan or arrangement for the benefit of Simmons's current or former directors, officers and employees;

                  (viii)   any collective bargaining agreement;

                  (ix) any agreement for the employment of any individual on a full-time, part-time, consulting or other basis providing annual compensation in excess of $50,000 or providing material severance benefits;

                  (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the ordinary course of business;

                  (xi) any agreement under which the consequence of a default or termination could have a Material Adverse Effect; (xii) any agreement under which Simmons has advanced or loaned any other Person amounts in the aggregate in excess of $50,000; or (xiii) any other agreement the performance of which involves consideration in excess of $100,000.

         (b) Subject to obtaining any requisite consents of third parties (such consents being identified on Schedule 3.17(a) hereto), the enforceability of the Business Contracts will not be affected in any material manner by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby;

         (c) Neither Simmons nor any other party, is in default under or in violation of, nor, to the Knowledge of the Seller, is there any basis for any valid claim of default under or violation of, any Business Contract that could, individually or in the aggregate, have a Material Adverse Effect;

         (d) Subject to obtaining any requisite consents of third parties, each Business Contract is in all material respects valid, binding and in full force and effect and is enforceable by Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), including, without limitation, possible unavailability of specific performance, injunctive relief or other equitable remedies; and there have been no cancellations or threatened cancellations thereof nor outstanding material disputes thereunder.

3.18     BOOKS AND RECORDS.
         ------------------

         Seller maintains the books, records and accounts of Simmons in all material respects in accordance with good business practice and in sufficient detail to reflect accurately and fairly the operations, transactions and disposition of the assets, liabilities and equities concerning Simmons and to prepare financial statements of Simmons in accordance with GAAP.

3.19     BROKERS.
         --------

         Neither Seller nor any of its Affiliates has employed any broker, agent or finder in connection with any transaction contemplated by this Agreement.

3.20     EMPLOYEES; LABOR MATTERS.
         -------------------------

         (a) Schedule 3.20(a), contains a complete and accurate list of the following information for each current employee of Simmons, including each employee on leave of absence or layoff status (each, a "Simmons Employees"): name; job title; date of hiring or engagement; and current compensation paid or payable.

         (b) Simmons has not violated the Worker Adjustment and Retraining Notification Act (the "WARN ACT") or any similar state or local Law.

         (c) Except as set forth in Schedule 3.20(c), with respect to each employee previously or presently employed by Simmons:

                  (i) no such person is bound by any contract, agreement, understanding or other arrangement that purports to limit his, her or its ability to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or to assign to Simmons or to any other person any rights to any invention, improvement, or discovery;

                  (ii) Seller and Simmons have complied in all material respects with all Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes;

                  (iii) Seller has no Knowledge of any pending material labor relations problem relating to the Business, and, to the Knowledge of Seller, the labor relations of the Business are satisfactory;

                  (iv) there is no collective bargaining agreement to which Simmons is a party, no collective bargaining agreement is currently being negotiated or proposed and, to the Knowledge of Seller, no person is making any attempt or effort to form a labor union;

                  (v) there are no material workers' compensation claims pending against Simmons and Seller has no Knowledge of any facts that would give rise to such a claim; and

                  (vi) Simmons is the exclusive owner of all Intellectual Property developed by such persons and no such person has any claim with respect to any Intellectual Property.

3.21     EMPLOYEE BENEFIT PLANS.
         -----------------------

         (a) Schedule 3.21(a) contains an accurate and complete list of each Employee Plan and each Employment Agreement. Neither Simmons nor any ERISA Affiliate maintains, has in the past maintained, contributes to, or has in the past been required to contribute to any "multiemployer plan" within the meaning of Section 3(37) of ERISA.

         (b) To the extent required (either as a matter of law or to obtain the intended tax treatment and tax benefits), all Employee Plans comply in all material respects with the requirements of ERISA, the Code and any other applicable law, except for instances of non-compliance that would not have, individually or in the aggregate, be material. With respect to the Employer Plans, (i) all required contributions which are due have been paid, (ii) there are no material actions, suits or claims pending, other than routine uncontested claims for benefits, and (iii) to the Knowledge of Seller, there have been no prohibited transactions (as defined in ERISA Section 406 or Code Section 4975) except for instances that would not be material, individually or in the aggregate.

         (c) Simmons has made available to Buyer true and complete copies of (i) all documents embodying each Employee Plan and each Employment Agreement including without limitation all amendments thereto; (ii) the most recent available summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Employee Plan; (iii) the most recent Internal Revenue Service determination letters for the pension and 401(k) plan in which Simmons Employees participate; (iv) a written description of each Employee Plan and each Employment

                  Agreement that is not in writing; and (v) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each pension or 401(k) Employee Plan.

         (d) To the Knowledge of Seller, Simmons has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with post-employment health, life insurance, accident or other welfare or other types of benefits except to the extent required by statute, except as described on
                  Schedule 3.21, and except to the extent that Simmons could terminate such benefits at any time.

         (e) Simmons and each Employee Plan is in material compliance with the requirements of Code ss.ss. 4980B and 4975, Part 6 of Title I and ss. 502(i) of ERISA, the Family Medical Leave Act of 1933, the Health Insurance Portability and Accountability Act of 1996, the Women's Health and Cancer Rights Act of 1998, the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law.

         (f) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee or with respect to which Simmons reasonably could have any liability.

         (g) Except as expressly contemplated herein, and except for amendments to terminate participation in Seller Parent's plans of plans in connection with the Closing of this transaction, Simmons has no intent or commitment to establish, adopt, enter into, or amend any Employee Plan or Employment Agreement.

3.22     AFFILIATE TRANSACTIONS.
         -----------------------

         Except as described in Schedule 3.22, and other than pursuant to this Agreement, no officer, director or employee ("Insider") of Simmons has any agreement with Seller or Simmons (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the Business. To the Knowledge of Seller, no Insider of Simmons has any direct or indirect interest in any competitor, supplier or customer of Seller or Simmons or in any person, firm or entity from whom or to whom Seller or Simmons leases any property, or in any other person, firm or entity with whom Seller or Simmons transacts business of any nature in any material manner.

3.23     COMPLIANCE WITH LAWS, LICENSES.
         -------------------------------

         (a) Laws. Seller and, to the Knowledge of Seller, Simmons have conducted the Business in compliance with all applicable Laws except where the failure to be in such compliance would not, individually or in the aggregate, have a Material Adverse Effect.

         (b) Governmental Licenses. Schedule 3.23(b) lists the Governmental Licenses issued to or possessed by Seller or Simmons concerning the Business. The Governmental Licenses set forth in Schedule 3.22(b) comprise all of the Governmental Licenses required to operate the Business as presently conducted by Simmons. Seller has not received any written, or to the Knowledge of Seller, other notification of any threatened suspension or cancellation of any of the Governmental Licenses. Each of the Governmental Licenses is valid and in full force and effect and Seller has not received notice of any claim or threat to revoke any of the Governmental Licenses or to declare them invalid. Seller makes no representations or warranties regarding Governmental Licenses that may be required by Buyer.

3.24     ENVIRONMENTAL MATTERS.
         ----------------------

         Except as set forth on Schedule 3.24:

         (a) Simmons, in its operation of the Business, to the Knowledge of Seller, is now, and at all times has been, in compliance with all applicable Environmental Laws except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect on the Business taken as a whole.

         (b) Simmons has or has applied (and if applied for, is operating as permitted during the application period) for all Environmental Permits required for the operation of the Business as presently conducted and, to the Knowledge of Seller, there are now, and at all times there have been, no violations, and no pending or threatened, investigations or proceedings with respect to such Environmental Permits except where the failure to have such Environmental Permits or where the violation, investigation or proceeding relating thereto would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         (c) To the Knowledge of Seller, no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, is pending, or threatened by any Person against Simmons nor has any material penalty been assessed against Simmons for any alleged violation of any Environmental Law or liability thereunder, other than where such notice, notification, demand, request for information, citation, summons, complaint or order has been fully resolved, or where resolution would not, individually or in the aggregate, reasonably be expected to have an Material Adverse Effect.

         (d) To the Knowledge of Seller, (i) no Hazardous Materials have been buried, incinerated, deposited, stored, or released on or under any part of the Real Property or at any off-site disposal location, (ii) no Hazardous Materials, radon at levels above natural background or pesticides are located on or under the Real Property, and (iii) no aboveground or underground storage tanks are located on or under the Real Property or have been located on or under the Real Property and then subsequently been removed or filled.

         (e) Simmons is not potentially responsible for (i) any release of Hazardous Materials, or (ii) any costs arising under or in violation of Environmental Laws or Environmental Permits.

         (f) The Real Property has not been listed under the U.S. Environmental Protection Agency National Priorities List of Hazardous Waste Sites, or any other similar list, schedule, law, inventory or record of hazardous or solid waste sites maintained by a governmental authority.


                                   ARTICLE IV
                     BUYER'S REPRESENTATIONS AND WARRANTIES

As of the date of this Agreement, Buyer and Buyer Parent hereby represent and warrant to and agree with Seller as follows:

4.1      EXISTENCE, POWER, AUTHORIZATION AND QUALIFICATIONS OF BUYER AND BUYER
         ---------------------------------------------------------------------
         PARENT.
         -------

         Buyer and Buyer Parent are each corporations duly organized, validly existing and in good standing under the laws of California and Delaware, respectively, and each has the corporate power and authority to execute, deliver and perform this Agreement, and the Related Agreements to own all its properties and assets, and to carry on its business as it is now being conducted, and each is duly qualified to do business and is in good standing in every jurisdiction in which the business of each requires it to be so qualified. Buyer and Buyer Parent each has all requisite corporate power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the Related Agreements by Buyer and Buyer Parent have been duly authorized by all necessary corporate action of Buyer and Buyer Parent, and this Agreement has been, and the Related Agreements will be, duly executed and delivered by Buyer and Buyer Parent and constitute or will constitute valid and legally binding obligations of Buyer and Buyer Parent enforceable against it in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally, and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or law), including without limitation, possible unavailability of specific performance, injunctive relief, or other equitable remedies.

4.2      NON-CONTRAVENTION.
         ------------------

         Neither the execution and delivery by Buyer and Buyer Parent of this Agreement, the Related Agreements and the other documents and agreements contemplated hereby, and thereby, nor the consummation by Buyer of the transactions contemplated hereby or thereby, will violate any provision of the articles of incorporation, bylaws or any other charter documents of Buyer, or will violate any Law or any judgment, decree, order, award, citation, policy, standard, official interpretation, writ, injunction, regulation or rule of any court or other Governmental Body.

4.3      CONSENTS.
         ---------

         Except for the consents that may be required to transfer certain of the Contracts, no consent, approval, license, permit or authorization or order of or with any court, or other Person is required in connection with the execution and delivery of this Agreement by Buyer or Buyer Parent or the consummation of the transactions contemplated herein.

4.4      BROKERS.
         --------

         Neither Buyer nor any of its Affiliates has employed any broker, agent or finder in connection with any transaction contemplated by this Agreement.

4.5      CLAIMS.
         -------

         There are no Claims pending, or to the knowledge of Buyer, threatened against or affecting Buyer or its Affiliates in any court or before any arbitration panel of any kind or before or by any Governmental Body that questions the validity or legality of this Agreement or any Related Agreement or any action taken or to be taken by the Buyer in connection with this Agreement or any Related Agreement.


                                    ARTICLE V
                                    COVENANTS

5.1      CONDUCT PENDING CLOSING.
         ------------------------

         Except to the extent consented to in writing by Buyer, Seller agrees that pending the Closing, it shall conduct the Business only in the ordinary course of business and consistent with past practices. Without limiting the generality of the foregoing, from the date hereof to the Closing, Seller shall not, without the written consent of Buyer:

         (a) permit, allow or suffer any of its material assets (tangible or intangible) included in the Business Assets to be subjected to any Liens other than Permitted Liens, nor permit any Liens to be foreclosed;

         (b) sell, transfer or otherwise dispose of any of its assets or other rights (tangible or intangible) included in the Business Assets other than in the ordinary course of business consistent with past practice;

         (c) dispose of or permit to lapse any material right to the use of any material Patents, Trademarks and Copyrights or disclose to any person other than representatives of Buyer any proprietary information or included in the Business Assets not a matter of public knowledge;

         (d) terminate or amend in any material respect any material Business Contract;

         (e) exercise any option to renew any material lease or any option to purchase any material property included in the Business Assets or permit any such option to expire without first notifying Buyer of the option expiration date;

         (f) omit to do any act, or permit any act or omission to act, which would cause a material breach of any Business Contract, or any material breach of any representation, warranty, covenant or agreement made by Seller herein;

         (g) fail to notify Buyer of any Claim which is threatened or commenced against Simmons between the date of this Agreement and the Closing Date which may have a Material Adverse Effect;

         (h) materially increase or decrease the present list prices for the products or related services sold by Simmons; and,

         (j) agree, whether in writing or otherwise, to do any of the foregoing.

5.2      PRESERVATION OF BUSINESS.
         -------------------------

         During the period beginning on the date hereof and ending on the Closing Date, (a) the Seller, Seller Parent and Simmons will each use its best efforts to preserve the Business and Business Assets and to preserve the goodwill of customers, suppliers and others having business relations with Simmons, (b) the Seller, Simmons and Buyer will consult with each other concerning, and the Seller, Simmons and Buyer each will cooperate to keep available to Buyer, the services of the employees of Simmons, and (c) Simmons shall pay all accounts payable in a timely manner in accordance with stated terms thereof.

5.3      ACCESS TO RECORDS AND PROPERTIES PRIOR TO THE CLOSING.
         ------------------------------------------------------

         Between the date of this Agreement and the Closing Date, Seller shall give to Buyer, its employees, consultants and its representatives including, its attorneys and accountants, reasonable access to all those premises, assets, books and records (excluding personnel files, medical and Workers' Compensation files, and drug-free workplace testing results), officers, employees, consultants, agents, accountants and attorneys of Simmons and Seller necessary to consummate the transactions contemplated by this Agreement, and to such financial and operating data and other information which relate to Simmons as Buyer shall from time to time reasonably request (excluding all legally privileged or protected documents); provided, however, that such access shall be granted in such manner as not to interfere unreasonably with the normal operation of Simmons and Seller, as determined in Seller's reasonable discretion. Buyer and its representatives will hold in confidence all confidential information obtained from Seller or its Affiliates, or their officers, agents, representatives or employees. Buyer agrees that all confidential information obtained from Seller and its Affiliates concerning businesses of Seller or any of its Affiliates not concerning the Products or Purchased Assets shall be held in confidence in accordance with the provisions of the Confidentiality Agreement between Buyer and Seller dated June 21, 2002. In the event of termination of this Agreement for any reason, if requested, Buyer and its representatives and lenders will either destroy or return to Seller all documents, work papers and other material (including all copies made thereof) obtained from Seller or prepared by Buyer from information given to or learned by Buyer at any time in connection with the transactions contemplated by this Agreement and will keep confidential and not use any such information so obtained unless such information is (a) readily ascertainable from public or published information or trade sources, (b) previously known by Buyer as specifically shown in the books and records of the Buyer as they exist at the time of receipt of such information, (c) received by the Buyer from a third party not in privity with Seller who has a bona fide right to disclose such information, or (d) disclosed pursuant to the written permission of the Seller.

5.4      ACCESS TO RECORDS AND PERSONNEL AFTER THE CLOSING.
         --------------------------------------------------

         (a) The parties shall, and shall cause their Affiliates to, retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the Business in their possession (the "Books and Records") for the period of time set forth in their respective records retention policies in effect on the Closing Date or for such longer period as may be required by law or any applicable court order.

         (b) The parties and their Affiliates will allow each other reasonable access to such Books and Records (excluding personnel files, medical and Workers' Compensation files, benefit plan claim files, and drug-free workplace testing results), and to their personnel having knowledge of the whereabouts and/or contents of such Books and Records, for legitimate business reasons, including, without limitation, the completion of all financial audits required of Buyer by applicable securities regulations. Each party shall be entitled to recover its reasonable out-of-pocket costs (including, without limitation, reasonable copying costs) incurred in providing such Books and Records and/or personnel to the other party. The requesting party will hold in confidence all information obtained from the disclosing party, any of its officers, agents, representatives or employees (collectively, the "Disclosing Party"), provided, however, that the following shall not be deemed to be confidential information for purposes of this Agreement: (i) information which is or becomes generally available to the public other than as a result of a disclosure by the Disclosing Party, (ii) information which was already known to the receiving party on a non-confidential basis prior to being furnished to the receiving party by the Disclosing Party or (iii) information which becomes available to the receiving party on a non-confidential basis from a source other that the Disclosing Party if such source was not subject to any prohibition against transmitting the information to the receiving party.

5.5      EFFORTS; OBTAINING CONSENTS; GOVERNMENT FILINGS.
         ------------------------------------------------

         (a) Subject to the terms and conditions of this Agreement, Seller and Buyer each agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable, the transactions contemplated by this Agreement and to cooperate with the other in connection with the foregoing (i) to obtain all necessary waivers, consents and approvals from other parties to material Business Contracts and Governmental Licenses, and (ii) to fulfill all conditions to this Agreement. Seller and Buyer further covenant and agree, with respect to a threatened or pending order or Law that would adversely affect the ability of the parties hereto to consummate the transfer of assets under this Agreement, to use their respective best efforts to prevent the entry, enactment or promulgation thereof, as the case may be (it being understood that such efforts shall not include any requirement of either party to expend material sums of money or grant any material financial or other accommodation).

         (b) The parties will cooperate with each other to the extent necessary to make, as soon as practicable following the execution of this Agreement, all filings required by any Law or Governmental Body.

         (c) Within one week after the Closing Date, Seller will file assignments to Simmons or such other entity designated by Buyer in the United States Patent and Trademark Office for those United States trademarks listed in Schedule 3.12(a) listed as recorded in the names of entities other than Simmons. Within one week after the Closing Date, Seller will have its foreign associate law firms initiate assignments to Simmons in foreign patent and trademark offices for those foreign trademarks listed in Schedule 3.12(a) as recorded in the names of entities other than Simmons. Seller will pay for assignment of such United States and foreign trademarks. In all other respects, Buyer will prosecute and maintain all such trademarks at its sole expense.

5.6      FURTHER ASSURANCES; COOPERATION.
         --------------------------------

         Subject to the terms and conditions of this Agreement, the parties to this Agreement shall in good faith perform their obligations under this Agreement and use their reasonable efforts to cause the transactions contemplated by this Agreement to be carried out promptly in accordance with the terms of this Agreement. Upon the execution of this Agreement and thereafter, each party shall take such actions and execute and deliver such documents as may be reasonably requested by the other party hereto in order to effect the transactions contemplated by this Agreement. The parties shall cooperate fully with each other and their respective counsel and accountants or designees in connection with any actions required to be taken as part of their respective obligations under this Agreement.

5.7      EXPENSES.
         ---------

         Except as otherwise specifically provided in this Agreement and Related Agreements, each party shall bear its own expenses in connection with and in performance of this Agreement and Related Agreements.

5.8      PUBLICITY.
         ----------

         Prior to the Closing Date each party shall consult with and obtain the consent of the other before issuing any press release or other public announcement regarding the transactions contemplated by this Agreement, unless, in the reasonable judgment of the party making the announcement, such announcement is required to discharge its or its Affiliates' legal obligations or to comply with any applicable requirements of a securities exchange (in which case it shall use reasonable efforts to consult with the other party before issuing the announcement).

5.9      EMPLOYEE MATTERS.
         -----------------

         (a) Effective as of the Closing Date, Buyer agrees to provide employment on an "at will" basis to each Simmons Employee on commercially reasonable terms and conditions that are generally comparable to similarly situated employees of Buyer. Nothing in this Section 5.9(a) shall, however, obligate Buyer or its Affiliates to provide continuing employment to any Simmons Employee for any specific time period after the Closing Date.

         (b) As of and after the Closing Date, Buyer shall, but only to the extent permitted by law and applicable tax qualification requirements and subject to any generally applicable break in service or similar rule and the approval of any insurance carrier, third party provider or the like:

                  (i) give each Simmons Employee full credit for purposes of eligibility to participate and vesting (but not for the purpose of determining the accrual of benefits) under any retirement, health, disability, dental and life insurance plans, policies or arrangements maintained by Buyer or its Affiliates for the benefit of its employees generally for the Simmons Employee's service with Seller (including service with Blount International that Seller has recognized under its benefit plans); excluding, however, the vesting provisions of Buyer Parent's Employee Stock Ownership Plan;

                  (ii) cover the Simmons Employees under a medical plan and a dental plan of the Buyer or one of its Affiliates, waive all limitations as to preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to Simmons Employees under such plans, and provide each Simmons Employee with credit under each such plan for any co-payments and deductibles paid under a corresponding welfare plan of Simmons or Seller in the calendar year in which the Closing Date occurs.

                  As of and after the Closing Date, Buyer shall be responsible for all benefits under any Buyer employee welfare benefit plans that arise from claims incurred by Simmons Employees on and after the Closing Date. Seller's welfare benefit plans will process all benefit claims incurred prior to the Closing Date, including workers compensation claims, and Simmons will pay its share of those claims. Seller shall maintain the long term disability policy in effect at Simmons prior to the Closing Date so that it covers any injuries, illnesses or disabilities that occurred prior to the Closing Date. Seller will retain all participants on continuation coverage as of the day before the Closing Date and neither Buyer nor any Affiliate of Buyer shall have any liability with respect to such coverage. Notwithstanding any of the foregoing to the contrary, none of the provisions contained in this Section 5.9(b) shall operate to duplicate any benefit provided to any Simmons Employee or the funding of any such benefit, or obligate Buyer or its Affiliates to employ, or offer continuing employment to, any individual.

         (c) Except as otherwise provided in this Section 5.9, for a period of eighteen (18) months from the Closing Date, neither party shall, without the other party's written consent, directly or indirectly, employ or solicit for employment any person who is (or, as to any Simmons Employee, who is or within the preceding six (6) months was) employed by the other party (including, without limitation, Seller or its Affiliates soliciting employees of Simmons following the Closing Date), whether or not any such person would breach an employment contract in leaving such employment; provided, however, that general solicitations of employment by means of newspapers, periodical or trade publication advertisements or other non-targeted solicitations by an employment bureau or other intermediary not directed specifically at employees of the other party shall not, in and of themselves, constitute a violation of this provision.

         (d) Seller and Buyer intend that the transactions contemplated by this Agreement shall not constitute a severance of employment of any Simmons Employee with Simmons prior to or upon consummation of the transactions contemplated by this Agreement. Nothing in this Section 5.9 shall constitute an agreement or guaranty that any Simmons Employee shall be entitled to remain for any specified period in the employment of Simmons or of Seller or Buyer or any Affiliate of Buyer.

         (e) Seller will retain each and every "employee pension benefit plan" (as defined in Section 3(2) of ERISA) that covers or has in the past covered Simmons Employees. Simmons shall, effective upon the Closing Date, terminate its participation in any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and shall not, upon the Closing Date, maintain any such plan (except that credit for service may be given at the discretion of Seller Parent for the remainder of the month of Closing). Simmons shall, effective upon the Closing Date, terminate its participation in each Employee Plan that provides, or reflects or represents any liability to provide health, life insurance, accident or other welfare or other types of benefits to any current or future Employees, their spouses or dependants for any reason, except as may be required by Codess. 4980B or required under applicable law. Upon and following the Closing, Simmons shall not have any obligation or liability (as to contributions or otherwise) with respect to any Prior Pension Plan (as defined below) or with respect to any post-employment health, life insurance, accident or other welfare or other types of benefits except to the extent required by statute or this Agreement, except for the periods prior to Closing. For this purpose, "Prior Pension Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) which either (1) is or has been maintained, contributed to, or required to be contributed to by Simmons, (2) with respect to which Simmons currently has or may have any liability or obligation, or (3) is or has been maintained, contributed to, or required to be contributed to by any ERISA Affiliate, or with respect to which any ERISA Affiliate may have any obligation. To the extent permitted by law, Buyer agrees to amend its 401(k) plan to the extent necessary to accept rollovers of distributions from Seller's 401(k) plan. To the extent permitted by law, Buyer shall use reasonable efforts to amend its 401(k) plan and establish procedures with its 401(k) plan recordkeeper such that 401(k) plan loans may be included in such rollovers.

         (f) Simmons Employees unused earned and accrued vacation time will remain on Simmons's books and Buyer will recognize those vacation days for purposes of accruing future vacation under its or its Affiliates' vacation policies for similarly situated employees; provided, however, that Buyer shall not be subject to any previous policies of Seller or Simmons with respect to Simmons Employees vacation accrual rates. Any cap on vacation accruals under Buyer's or any of its Affiliates' vacation policies shall not limit the number of such vacation days that are so recognized; provided that any additional post-Closing vacation accruals by the Simmons Employees shall (after giving effect to the number of days credited pursuant to the preceding sentence) be subject to such limits. For purposes of determining the Simmons Employees future level of benefit accruals under the vacation policies of Buyer and its Affiliates, the Simmons Employees shall receive credit for their service with Seller and Blount.

         (g) Effective as of Closing Date, Simmons will pay out to Simmons Employees any earned value sharing payments or management incentive payments on a pro-rated basis as of the Closing.

5.10     COOPERATION ON TAX MATTERS.
         ---------------------------

         (a) Seller shall prepare and file (or cause to be prepared and filed) all Tax Returns with respect to Simmons for all periods ending on or prior to the Closing Date which are filed after the Closing Date and shall timely pay all Taxes shown as due on such Tax Returns. Seller shall permit Buyer to review and comment on the portions of each such Tax Return described in the preceding sentence relating to Simmons prior to filing.

         (b) Buyer shall prepare or cause to be prepared and file or cause to be filed any and all Tax Returns for Simmons for all periods beginning before the Closing Date and ending after the Closing Date. In the case of any taxable period that includes (but does not end on) the Closing Date (a "STRADDLE PERIOD"), Buyer shall prepare or cause to be prepared and file or cause to be filed any such Tax Returns as required by applicable law and in a manner consistent with past practices employed by Seller with respect to such Tax Returns. Seller shall pay to Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes are not specifically reflected in the reserve for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Unaudited Business Financial Statements. In order to apportion appropriately any Taxes relating to any taxable year or period that includes the Closing Date, the parties hereto shall, to the extent permitted under applicable law, treat for all purposes the Closing Date as the last day of the taxable year or period of the Seller. In any case where applicable law does not permit the parties to treat the Closing Date as the last day of the taxable year or period, any portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

                  (i) in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the taxable year or period ended on the Closing Date;

                  (ii)     in the case of Taxes not described in subparagraph
                           (i) above that are imposed on a periodic basis and measured by the level of any item, deemed to be the amount of such Taxes for the entire relevant period

                           (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediate preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire relevant period; and

                  (iii) for purposes of determining such Taxes, exemptions, relief, allowances or deductions that are calculated on an annual basis shall be apportioned in the manner specified in subparagraph (i) above. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of Simmons.

         (c) Seller, on the one hand, and Buyer, on the other hand, shall promptly notify the other parties upon receipt of any notice of any Tax audit, assessment, claim or investigation (a "TAX CLAIM") that involves the Tax liability of Simmons. The failure promptly to give such notice shall not affect any Indemnified Party's ability to seek indemnification hereunder unless such failure has materially and adversely affected the right of the Indemnifying Party to participate in and contest the Tax Claim. With respect to any Tax Claim relating to Taxes with respect solely to a tax period ending on or before the Closing Date, Seller shall control all proceedings and may make all decisions taken in connection with such Tax Claim.

         (d) Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns filed after the Closing Date and with any audit, litigation, or other proceeding with respect to Taxes; provided, however, that Buyer shall have final authority with respect to any such proceeding other than those described in Section 5.10(c). Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Notwithstanding the foregoing, with respect to any audit, litigation, or other proceeding relating to a Straddle Period, Buyer shall not enter into any compromise or agree to settle any claim pursuant to such proceeding without the written consent of Seller, which consent shall not be unreasonably withheld. Seller and Buyer agree (i) to retain all books and records with respect to tax matters pertinent to Simmons relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying, or discarding any such books and records and, if the other party so requests, Buyer or the Seller, as the case may be, shall allow the other party to take possession of such books and records.

         (e) Buyer and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce, or eliminate any Taxes that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

         (f) All tax sharing agreements or similar agreements with respect to or involving Simmons shall be terminated as of the Closing Date and, after the Closing Date, Simmons shall not be bound thereby or have any liability thereunder.

         (g) At Buyer's option, Seller shall join with Buyer in making joint elections under Codess. 338(h)(10) (and under any similar provision of any state, local law and foreign law) (collectively, the "SECTION 338(H)(10) ELECTION") with respect to the purchase and sale of the stock of Simmons. Seller and Buyer shall cooperate in good faith in drafting and making final the Section 338(h)(10) Election and filings. Seller will pay any Tax attributable to the making of the Section 338(h)(10) Election and will indemnify the Buyer and Simmons against any costs or expenses arising out of failure to pay such Tax. Buyer and Seller shall agree upon the allocation of the "AGGREGATE DEEMED SALES PRICE" (as defined under applicable Treasury Regulations) among the assets of Simmons. Buyer and Seller shall use their respective best efforts to agree upon such allocation no later than 180 days after the Closing Date. Neither Buyer nor Seller (or any of their respective affiliates) shall take any position on any Tax Return or with any taxing authority that is inconsistent with the allocation agreed upon by Buyer and the Seller. Buyer shall prepare for filing all of the forms, information returns and statements that may be required pursuant to Codess. 338(h)(10). Seller shall provide information that may be required by the Buyer for the purpose of preparing such returns, shall execute and file such returns as reasonably requested by Buyer and shall file all other returns and tax information on a basis that is consistent with the 338(h)(10) Election and such returns.

         (h) The amount of any refunds, credits or offsets of Taxes of Simmons for any pre-Closing tax period shall be for the account of Seller. The amount of any refunds, credits or offsets of Taxes of Simmons for any taxable period beginning after the Closing Date shall be for the account of Buyer. The amount of any refunds, credit or offset of Taxes of Simmons for any taxable period that begins before and ends after the Closing Date shall be equitably apportioned between Seller and Buyer. Each party shall forward, and shall cause its affiliates to forward, to the party entitled to receive the amount of a refund, credit or offset to Taxes pursuant to this
                  Section 5.10(h) the amount of such refund within 10 days after such refund is received or such credit or offset is allowed or applied against another tax liability, as the case may be.

         (i) Seller and Buyer shall share equally all applicable documentary, sales, use, stamp, registration and such other Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) ("TRANSFER TAXES") incurred in connection with consummation of the transaction contemplated by this Agreement. For the avoidance of doubt, Transfer Taxes shall not include any income Taxes incurred as a result of the Section 338(h)(10) Election contemplated by Section 5.10(g) of this Agreement.

5.11     LETTERS OF CREDIT AND GUARANTEES.
         ---------------------------------

         Buyer shall, effective as of the Closing Date or as soon as commercially practicable thereafter, cause the letters of credit, guarantees and other credit enhancements given by Seller and its Affiliates set forth on Schedule 5.11 hereof, to the extent they relate to the Business or the Business Assets, to be replaced by letters of credit, guarantees or other credit enhancements of Buyer and its Affiliates so that Seller and its Affiliates shall have no further obligation or liability thereunder. Buyer shall bear all expenses arising after the Closing Date associated with such letters of credit, guarantees and other credit enhancements given by Seller and its Affiliates until replaced by Buyer.

5.12     SUPPLEMENTAL DISCLOSURE.
         ------------------------

         Seller shall have the continuing obligation between the date of this Agreement and the Closing Date to promptly supplement or amend the schedules hereto with respect to any material matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such schedules.

5.13     KNOWLEDGE OF BREACH.
         --------------------

         In the event that any employee, officer, director, representative or agent of either Party, including, but not limited to, professional advisors to either Party, becomes aware, on or before the Closing Date, of any fact or circumstance which would entitle the other Party ("Claimant") to assert a claim or claims against the other Party ("Recipient") based, in whole or in part, upon the breach of any representation, warranty, covenant or other agreement of Recipient contained in this Agreement, Claimant shall, prior to the Closing Date, advise Recipient in writing of such potential breach and Recipient shall thereupon have the right to cure such breach within 30 days but in no event later than Closing as may be extended, without liability to Claimant or to any other party. Should Recipient fail to cure such breach within 30 days, the Claimant may terminate this Agreement or exercise its rights under the provisions of this Agreement, including, without limitation those set forth in Article VII hereof.

5.14     DAMAGE OR DESTRUCTION.
         ----------------------

         If any material assets included in the Business Assets shall be damaged or destroyed by fire or other cause prior to the Closing Date, Seller shall expeditiously notify Buyer and furnish to Buyer a written statement of the amount of insurance, if any, payable on account thereof. In the event of such damage or destruction, Buyer may elect
         (a) to require that Seller use such insurance proceeds to restore or replace such assets to the extent of such proceeds, (b) to renegotiate the Purchase Price accordingly; or (c) in the event of material damage or destruction to Business Assets, or the insurance proceeds are insufficient to restore or replace such assets, to cancel, without liability to Buyer or Seller, the transactions contemplated by this Agreement.

5.15     EXCLUSIVE DEALING.
         ------------------

         Prior to the termination of this Agreement, neither Seller nor any of its Affiliates shall, directly or indirectly, conduct negotiations with, or solicit, accept or approve any bids from, any firm, person, corporation or other entity relating to the sale or transfer of the Business Shares, Business or Simmons, including without limitation a merger or sale of the assets of Simmons, or any investment in Simmons. During such time period, Seller will not provide any information to anyone with respect to any unsolicited inquiries, proposals or OFFERS.



                                   ARTICLE VI
                                OTHER AGREEMENTS

6.1      TRANSITION SERVICES.
         --------------------

         On the Closing Date, Buyer and Seller shall enter into an agreement (the "Transition Services Agreement"), mutually acceptable to both parties, pursuant to which Seller shall agree to provide certain facilities and services to Buyer for the ongoing operation of the Business for a period not to exceed twelve (12) months after the Closing Date, on the terms and conditions set forth in such Transition Services Agreement.

6.2      RINGS, MOUNTING SYSTEMS, BASES AND AMMUNITION BUSINESS; TRADEMARK
         -----------------------------------------------------------------
         LICENSE.
         --------

         Buyer and Seller shall enter into the Trademark License pursuant to which Buyer shall grant to Seller an exclusive perpetual, fully paid, royalty-free license to use certain trademarks to design, manufacture, market, sell, distribute and service (i) rings, mounting systems and bases for use in the sporting optics business under the Simmons, Redfield, Weaver and Grand Slam brand names, (ii) lens caps and polar caps under the Weaver brand name, (iii) targets under the Redfield brand name, and (iv) with respect to the "Grand Slam" trademark only, in certain of the ammunition business. Seller's rights under the

         Trademark License shall be exclusive even as to Buyer, except as provided in the Trademark License. Effective upon the Closing, Seller shall grant to Buyer the right to the first opportunity to purchase Seller's business with respect to rings, mounting systems, bases, lens caps and polar caps for sporting optics, if such business were ever to become available by Seller, or the right to meet any other offer (the details of which shall be provided to Buyer under a confidentiality agreement) for such business. Buyer and Seller shall also enter into the Supply Agreement.


                                   ARTICLE VII
                                 INDEMNIFICATION

7.1      SELLER PARENT'S AGREEMENT TO INDEMNIFY.
         ---------------------------------------

         (a) Subject to the terms and conditions of this Article VII, Seller Parent agrees to indemnify, defend and hold harmless Buyer from and against all Liabilities suffered or incurred by Buyer arising from, relating to or otherwise in respect of any breach of this Agreement by Seller, Seller Parent or Simmons, including, without limitation, (i) any representations or warranties contained in Article III hereof, and (ii) any breach by Seller or Seller Parent of any of its covenants in
                  Article V in this Agreement (collectively, "Buyer Claims").

         (b) With respect to Section 7.1(a) above, no Buyer Claim shall be asserted unless it is equal to or greater than $50,000 in value. In calculating the amount of a Buyer Claim, no individual claim of less than $25,000 shall be included and the first $100,000 in the aggregate, of claims shall be excluded from Buyer Claims. Likewise, with respect to indemnification arising out of Section 7.1(a) above, in no event shall the liability of Seller Parent exceed in the aggregate an amount equal to 20% of the Purchase Price (as adjusted pursuant to Section 2.3 hereof). Notwithstanding the above, the forgoing limitations set forth in this Section 7.1(b) shall not apply to any Buyer Claim resulting from fraud or any intentional misrepresentation by Seller, Simmons or Seller Parent or failure by Seller, Simmons or Seller Parent to perform its obligations under this Agreement or the Related Agreements, including such failure by reason of an obstacle intentionally created by Seller, Simmons or Seller Parent.

7.2      BUYER PARENT'S AGREEMENT TO INDEMNIFY.
         --------------------------------------

         (a) Subject to the terms and conditions of this Article VII, Buyer Parent agrees to indemnify, defend and hold harmless Seller from and against all Liabilities suffered or incurred by Seller arising from, relating to or otherwise in respect of any breach of this Agreement by Buyer or Buyer Parent, including, without limitation, (i) any representations or warranties contained in Article IV hereof, or (ii) any breach by Buyer or Buyer Parent of any of its covenants in Article V of this Agreement, or (iii) the operation of the Business arising on or after the Closing Date (collectively, "Seller Claims").

         (b) With respect to Section 7.2(a) above, no Seller Claim shall be asserted unless it is equal to or greater than $50,000 in value. In calculating the amount of a Seller Claim, no individual claim of less than $25,000 shall be included and the first $100,000, in the aggregate, of claims shall be excluded from Seller Claims. Likewise, with respect to indemnification arising out of Section 7.2(a) above, in no event shall the liability of Buyer Parent exceed in the aggregate an amount equal to 20% of the Purchase Price (as adjusted pursuant to Section 2.3 hereof). Notwithstanding the above, the forgoing limitations set forth in this Section 7.2(b) shall not apply to any Seller Claim resulting from fraud or any intentional misrepresentation by Buyer or Buyer Parent or failure by Buyer or Buyer Parent to perform its obligations under this Agreement or the Related Agreements, including such failure by reason of an obstacle intentionally created by Buyer or Buyer Parent.

7.3      PROCEDURES FOR RESOLUTION AND PAYMENT OF CLAIMS FOR INDEMNIFICATION.
         --------------------------------------------------------------------

         (a)      Except as otherwise provided in this Agreement, in the event
                  (i) any third party or party hereto asserts a Claim with respect to any matter as to which the indemnities in this Agreement relate, the party against whom the Claim is asserted (the "Indemnitee") shall give prompt written notice to the other party (the "Indemnitor") in reasonable detail so that the Indemnitor is or will be able to reasonably understand the basis of the Claim; provided that the failure of the Indemnitee to provide such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent the Indemnitor is materially prejudiced thereby. Thereafter, the Indemnitor shall have the right at its election to take over the defense or settlement of the third party Claim at its own expense by giving prompt notice to the Indemnitee; provided that such notice includes an undertaking by Indemnitor to hold the Indemnitee harmless from any expense or liability arising from the Claim. If the Indemnitor does not give such notice and does not proceed diligently so to defend the third party Claim within 30 days after receipt of the notice of the third party Claim, the Indemnitor shall be bound by any defense or settlement that the Indemnitee may make as to those Claims and shall reimburse the Indemnitee for its Liabilities and expenses related to the defense or settlement of the third party Claim. Subject to Indemnitor retaining control of the Claim or settlement thereof, the Indemnitee shall, at its option and expense, have the right to participate in the defense of any such Claims defended by the Indemnitor (except that Indemnitor shall not be responsible for the fees and expenses of counsel to Indemnitee unless agreed to in writing). The parties shall cooperate in defending against any asserted third party Claims.

         (b)      Anything in this Section 7.3 to the contrary notwithstanding,
                  (i) if there is a reasonable probability that a third party Claim may materially and adversely affect the Indemnitee other than as a result of money damages or other money payments, the Indemnitee shall have the right, at its own cost and expense, to defend, compromise or settle such Claim; provided, however, that if such Claim is settled without the Indemnitor's consent (which consent shall not be unreasonably withheld or delayed), the Indemnitee shall be deemed to have waived all rights hereunder against the Indemnitor for money damages arising out of such Claim, and (ii) the Indemnitor shall not, without the written consent of the Indemnitee, settle or compromise any Claim or consent to the entry of any judgment (A) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee a release from all liability in respect to such Claim or (B) if such settlement, compromise or consent involves the imposition of equitable remedies or the imposition of any obligations on such Indemnitee other than financial obligations for which such Indemnitee will be fully indemnified hereunder.

7.4      EXCLUSIVE REMEDY.
         -----------------

         The indemnification provided in this Article shall be the sole and exclusive post-Closing Date remedy available to the Parties hereto for any claim under this Agreement (other than equitable relief if available) for breaches of representations, warranties and covenants.

7.5      SURVIVAL PERIODS.
         -----------------

         All representations and warranties contained or made in, or in connection with, this Agreement or in any Schedule, or any Collateral Document delivered in connection herewith, shall survive for a period of eighteen (18) months following the Closing Date; provided, however, that (i) the representations and warranties contained in Section 3.1 (Existence, Power, Authorization and Qualifications of Seller), Section
         3.2 (Capitalization), Section 3.13 (Tax Matters), and Section 3.19 (Brokers) shall survive until the expiration of the applicable statue of limitations (the "Indemnity Period") and (ii) the representations and warranties contained in Section 3.24 (Environmental Matters) shall survive for a period of five years following the Closing Date. No claim for indemnification based on a breach of a representation or warranty may be asserted after the expiration of the applicable Indemnity Period. Notwithstanding anything herein to the contrary, any representation or warranty which is the subject of a claim which is asserted in writing prior to the expiration of the Indemnity Period shall survive with respect to such claim or any dispute with respect thereto until the final resolution thereof.


                                  ARTICLE VIII
                           CONDITIONS PRECEDENT TO THE
                          OBLIGATION OF BUYER TO CLOSE

The obligation of Buyer to consummate its purchase of the Business Shares from Seller under this Agreement is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions precedent (any one or more of which may be waived by Buyer in writing):

8.1      FULFILLMENT OF COVENANTS.
---      -------------------------

         Seller shall have performed and complied in all material respects with all covenants, obligations and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

8.2      REPRESENTATION AND WARRANTIES.
         ------------------------------

         The representations and warranties of Seller contained in this Agreement shall be true and correct on the date when made and shall also be true and correct on the Closing Date as if made on such date, except for and changes expressly permitted by the terms of this Agreement and except to the extent such representations and warranties by their terms speak of an earlier date (in which case they shall have been true and correct as of such earlier date).

8.3      NO CLAIMS.
         ----------

         There shall not be threatened, instituted or pending any Claim by or before any court or Governmental Body or other regulatory or administrative agency or commission putting into effect, requesting or looking toward an order, judgment or decree which (a) restrains, prohibits, restricts or limits the consummation of the transactions contemplated hereby, or (b) would have a Material Adverse Effect.

8.4 Between the date of this Agreement and the Closing Date, there shall not have been any Material Adverse Effect.

8.5 Buyer's receipt of funding in an amount sufficient to pay the Purchase Price on terms satisfactory to Meade in its sole and absolute discretion.

8.6 The receipt by Buyer's Board of Directors of a written fairness opinion from Buyer's financial advisors stating that the Purchase Price, or consideration to be paid to Seller for the Business Shares, is fair, from a financial point of view, to Buyer's stockholders.

8.7 The receipt by Buyer's Board of Directors of written assurances from Buyer's independent public accountant, to the effect that such accountant can satisfactorily complete, following the Closing, audits of Simmons' financial records for the three most recently completed fiscal years and prepare complete consolidated and consolidating financial statements for Simmons prepared in accordance with generally accepted accounting principles within the timeframes required by applicable securities laws and regulations.

8.8      DOCUMENTS.
         ----------

         Buyer, or as may be designated prior to Closing by Buyer, an Affiliate or Affiliates of Buyer, shall receive executed copies of the following documents from Seller on the Closing Date:

         (a) a certificate representing the Business Shares duly endorsed for transfer by Seller or accompanied by a duly executed stock power;

         (b) original releases of, or written authorizations from Seller's creditors (or the relevant debtor's creditors) to release, all Liens on the Business Assets (other than Permitted Liens);

         (c) a certificate of Seller in form and substance reasonably acceptable to Buyer, dated the Closing Date, stating that the conditions precedent set forth in Sections 8.1, 8.2 and 8.4 of this Agreement have been satisfied;

         (d) a copy of the text of the resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement; together with a certificate or certificates executed on behalf of Seller by their respective corporate secretaries certifying to Buyer that each such copy is correct and complete, and that such resolutions were duly adopted and have not been amended or rescinded in any respect;

         (e) resignations (effective as of the Closing Date) from all of the directors of the Simmons and such officers of Simmons as Buyer shall have requested prior to the Closing Date;

         (f) a copy of the certificate or articles of incorporation of Seller and Simmons, each duly certified as of a recent date by the Secretary of State of Delaware;

         (g) the minute books, stock transfer records and corporate seal (if in existence) of Simmons and all other materials related to its corporate administration;

         (h)      the Supply Agreement; and

         (i)      the Transition Services Agreement.


                                   ARTICLE IX
                           CONDITIONS PRECEDENT TO THE
                          OBLIGATION OF SELLER TO CLOSE

The obligation of Seller to consummate the sale of the Business Shares to Buyer under the terms of this Agreement is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions precedent (any one or more of which may be waived by Seller in writing).

9.1      FULFILLMENT OF COVENANTS.
         -------------------------

         Buyer shall have performed and complied in all material respects with each of its covenants, obligations and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

9.2      REPRESENTATION AND WARRANTIES.
         ------------------------------

         The representations and warranties of Buyer contained in this Agreement shall be true and correct when made and shall also be true and correct on the Closing Date as if made on such date, except for any changes expressly permitted by the terms of this agreement and except to the extent such representations and warranties by their terms speak of an earlier date (in which case they shall have been true and correct as of such earlier date).

9.3      NO CLAIMS.
         ----------

         There shall not be threatened, instituted or pending any Claim by or before any court or Governmental Body or other regulatory or administrative agency or commission putting into effect, requesting or looking toward an order, judgment or decree which (a) restrains, prohibits, restricts or limits the consummation of the transactions contemplated hereby, or (b) would have a Material Adverse Effect.

9.4      PAYMENT OF PURCHASE PRICE.
         --------------------------

         The payment of the Purchase Price by Buyer by wire transfer in immediately available funds to an account designated by Seller.

9.5      DOCUMENTS.
         ----------

         Seller shall have received executed copies of the following documents from Buyer, or as may be designated prior to Closing by Buyer, an Affiliate or Affiliates of Buyer on the Closing Date:

         (a) a certificate of Buyer in form and substance reasonably acceptable to Seller, dated the Closing Date, stating that the conditions precedent set forth in Sections 9.1and 9.2 of this Agreement have been satisfied;

         (b) a copy of the text of the resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement; along with a certificate or certificates executed on behalf of Buyer by its corporate secretary certifying to Seller that such copy is correct and complete, and that such resolutions were duly adopted and have not been amended or rescinded;

         (c)      the Trademark License;

         (d)      the Supply Agreement; and

         (e)      the Transition Services Agreement.


                                    ARTICLE X
                                  MISCELLANEOUS

10.1     REFORMATION AND SEVERABILITY.
         -----------------------------

         If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable consistent with the intentions of the parties, and the legality, validity and enforceability of the remaining provisions shall not in any way be affected or impaired.

10.2     NOTICES.
         --------

         All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or three business days after being mailed by first class U.S. mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Buyer and Seller will, unless another address is specified in writing, be sent to the address indicated below:

                  NOTICES TO SELLER:

                           ATK Commercial Ammunition Company Inc.
                           c/o Alliant Techsystems Inc.
                           5050 Lincoln Drive
                           Edina, Minnesota 55436
                           Attention:       General Counsel
                           Facsimile:       (952) 351-3027


                  NOTICES TO BUYER:

                           Meade Instruments Corporation
                           6001 Oak Canyon
                           Irvine, California  92618-5200
                           Attention:  Legal Department
                           Facsimile:  (949) 451-1460

                                    WITH A COPY TO:

                                            J. Jay Herron O'Melveny & Myers LLP
                                            114 Pacifica, Suite 100 Irvine, CA
                                            92618-3318

10.3     HEADINGS AND INTERPRETATIONS.
         -----------------------------

         The headings of Articles and Sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

10.4     WAIVER.
         -------

         The failure of any party to insist, in any one or more instances, upon performance of any of the terms, covenants or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right or claim granted or arising hereunder or of the future performance of any such term, covenant, or condition, and such failure shall in no way effect the validity of this Agreement or the rights and obligations of the parties hereto. Additionally, no waiver of any breach of this Agreement shall be a waiver of any subsequent breach.

10.5     BULK SALES ACT.
         ---------------

         Buyer waives compliance by Seller with any bulk sales law which may be applicable to the transactions contemplated by this Agreement; provided, however that Seller agrees to indemnify Buyer and hold it harmless from any loss, damage, liability, and expenses (including reasonable legal fees) resulting from such noncompliance.

10.6     CHOICE OF LAW, JURISDICTION AND VENUE.
         --------------------------------------

         THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES OR CHOICE OF LAWS RULES THEREOF.

10.7     COUNTERPARTS.
         -------------

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument notwithstanding that any parties are not signatories to each counterpart.

10.8     ASSIGNABILITY AND BINDING EFFECT.
         ---------------------------------

         This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement, together with the Related Agreements and the rights and obligations hereunder may not be assigned by either party without the express written consent of the other, which consent shall not be unreasonably withheld. Nothing in this Section 10.8 shall operate or be construed as a restriction on the assignability of any of the Business Assets by Buyer after the Closing Date, and Seller hereby consents to any such assignment of the Business Assets or any portion thereof (including, without limitation, any and all Business Contracts or licenses that comprise the Business Assets).

10.9     AMENDMENTS.
         -----------

         This Agreement may not be modified, amended or supplemented except by an agreement in writing signed by each of the parties hereto.

10.10    THIRD PARTIES.
         --------------

         Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

10.11    NUMBER AND GENDER.
         ------------------

         When the context so requires in this Agreement, words of gender shall include either or both genders and the singular number shall include the plural.

10.12    ENTIRE AGREEMENT.
         -----------------

         This Agreement, with the corporate guarantee, and the Related Agreements together with the Schedules and Exhibits hereto and thereto, shall constitute the entire agreement between the parties hereto with respect to the transactions contemplated hereby and shall supersede all prior negotiations, understandings and agreements.

10.13    CONSTRUCTION.
         -------------

         The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign "law" shall be deemed also to refer to all rules and regulations promulgated thereunder. The terms "including" is not a limitation on that general statement and shall mean "including without limitation." All references to Articles, Sections, Schedules and Exhibits are to Articles, Sections, Schedules and Exhibits of this Agreement.

10.14    EFFECTIVE DATE.
         ---------------

         This Agreement shall become effective upon signature by both parties.

10.15    TERMINATION.
         ------------

         This Agreement may be terminated at any time prior to the Closing Date:

         (a)      by the mutual written consent of Buyer and Seller;

         (b) by Buyer, upon delivery of written notice to Seller if any of the conditions to the Closing set forth in Article VIII shall have become incapable of fulfillment and shall not have been waived in writing by Buyer;

         (c) by Seller, upon delivery of written notice to Buyer if any of the conditions to the Closing set forth in Article IX have become incapable of fulfillment and shall not have been waived in writing by Seller; or

         (d) by Buyer or Seller if the Closing Date shall not have occurred by October 9, 2002.


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                                       46

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                          ATK COMMERCIAL AMMUNITION
                          COMPANY INC.


                          By:               /S/ Perri A. Hite
                                   ------------------------------------
                          Name:             Perri A. Hite
                                   ------------------------------------
                          Title:   Vice President and Secretary
                                   ------------------------------------


                          ALLIANT TECHSYSTEMS INC.

                          By:               /S/ Eric S. Rangen
                                   ------------------------------------
                          Name:             Eric S. Rangen
                                   ------------------------------------
                          Title:   Vice President and Chief Financial Officer
                                   ------------------------------------


                          MTSC HOLDINGS, INC.

                          By:               /S/ John C. Diebel
                                   ------------------------------------
                          Name:             John C. Diebel
                                   ------------------------------------
                          Title:   Chairman and Chief Executive Officer
                                   ------------------------------------


                          MEADE INSTRUMENTS CORP.

                          By:               /S/ John C. Diebel
                                   ------------------------------------
                          Name:             John C. Diebel
                                   ------------------------------------
                          Title:   Chairman and Chief Executive Officer
                                   ------------------------------------

                         LIST OF EXHIBITS AND SCHEDULES

Exhibit A               Trademark License Agreement
Exhibit B               Transition Services Agreement
Exhibit C               Supply Agreement

Schedule 1.29           Key Employees
Schedule 2.3(a)         Initial Balance Sheet
Schedule 3.4            Required Seller Consents
Schedule 3.6            Undisclosed Liabilities
Schedule 3.7            Non-ordinary or Unusual Course Developments
Schedule 3.8            Real Property Exceptions
Schedule 3.9(a)         Assets Liens and Exceptions to Good and Marketable Title
Schedule 3.10           Accounts Receivable Exceptions
Schedule 3.11           Inventory Exceptions
Schedule 3.12(a)        Summary of All Patents, Trademarks and Copyrights
Schedule 3.12(b)        Exceptions to Ownership of Intellectual Property
Schedule 3.12(c)        Exceptions to Intellectual Property
Schedule 3.12(d)        Exceptions to Intellectual Property
Schedule 3.12(e)        No Infringement Claims or Litigation
Schedule 3.13(c)        Tax Returns
Schedule 3.13(d)        Exceptions to Income Tax Return
Schedule 3.14           Threatened or Pending Litigation
Schedule 3.15           Warranty or Indemnity Provisions
Schedule 3.16           Schedule of Insurance
Schedule 3.17           Listing of Material Contracts
Schedule 3.20(a)        Employee List
Schedule 3.20(c)        Exceptions to Employee Issues
Schedule 3.21(a)        Employee Benefit Plans
Schedule 3.22           Affiliate Transactions
Schedule 3.23(b)        Governmental Licenses
Schedule 3.24           Environmental